UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

AdaptHealth Corp.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 9, 2020

Dear Stockholders of AdaptHealth Corp.:

You are cordially invited to attend the Annual Meeting of Stockholders of AdaptHealth Corp. The meeting will be held on Thursday, July 9, 2020 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020. We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.	To elect three Class I directors for a three-year term;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Annual Meeting is May 15, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Notice of Internet Availability of Proxy Materials (Notice), proxy statement and form of proxy are being distributed and made available on the Internet on or about May 29, 2020.

By Order of the Board of Directors

/s/ Christopher Joyce

Christopher Joyce
Secretary

April 29, 2020

Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials.

ADAPTHEALTH CORP.

220 WEST GERMANTOWN PIKE SUITE 250

PLYMOUTH MEETING, PA

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

JULY 9, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2020 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, July 9, 2020 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 9, 2020:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10‑K for the year ended December 31, 2019, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about May 29, 2020 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date and time of the Annual Meeting; the matters to be acted upon at the meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10‑K for the year ended December 31, 2019, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual meeting and vote should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

We have sent you these proxy materials because the board of directors (the “board”) of AdaptHealth Corp. (the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on July 9, 2020 (the “Annual Meeting”). These proxy materials contain information about the items being voted on at the Annual Meeting and information about us.

How can I attend and participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020. To participate in the Annual Meeting, you will need the 16‑digit control number included on your Notice, proxy card, or voting instruction card. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time on July 9, 2020. We encourage you to access the virtual meeting website prior to the start time.

What if I have technical difficulties or trouble accessing the virtual meeting website?

Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page.

Who is entitled to vote?

The record date for the Annual Meeting is May 15, 2020. This means that holders of our Class A Common Stock or our Class B Common Stock on such date are entitled to vote at the Annual Meeting. On April 15, 2020, there were 74,037,490 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, consisting of 45,427,240 shares of Class A Common Stock and 28,610,250 shares of Class B Common Stock, and we do not expect the total number of shares will change materially as of the record date.

How many votes do I have?	Each share of our Class A Common Stock and Class B Common Stock is entitled to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

What am I voting on?	You will be voting on the following:

•     To elect to the board of directors the three nominees named in this proxy statement who have been nominated by the board of directors to continue to serve as Class I directors and whose current terms will expire at the Annual Meeting; and

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

How do I vote?	You may vote in the following ways:

•     At the Annual Meeting: You may vote your shares electronically at the Annual Meeting by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/AHCO2020.  If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.

•     By Telephone or Internet: If you hold your shares in street name or in an account at a brokerage firm or bank, you may be able to vote your shares by telephone or over the Internet. Please follow the instructions on your proxy or voting instruction card.

• By Mail: If you requested to receive printed proxy materials, you may vote by marking, dating and signing your proxy card and promptly returning it by mail in the enclosed envelope.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class I nominees and “FOR” Proposal 2.

How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?

Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market and has not received voting instructions from the beneficial owner.

What vote is required in order to approve Proposals 1 and 2?

Proposal 1 (Election of Directors):  The three nominees named in this proxy statement who have been nominated by the board of directors to continue to serve as Class I directors will be elected to the Class I directorships by plurality vote. This means that the three nominees with the most votes cast in their favor will be elected to the Class I directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the board of directors to replace the nominee, or in lieu thereof, the board may reduce the number of directors.

Proposal 2 (Ratification of Appointment of KPMG LLP):  This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.

May my broker vote my shares?

Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1). Your broker has the authority to exercise discretion with respect to ratification of appointment of KPMG LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this proxy statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our bylaws, no business (other than the election of the three Class I nominees and Proposal 2) may be brought before the Annual Meeting, or any adjournment or postponement thereof, unless such business is brought by or at the direction of the board or a committee of the board.

Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on July 9, 2020

The 2020 Proxy Statement, a form of proxy and the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019 are available at:  https://www.adapthealth.com/investor-relations.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•	“AdaptHealth Holdings” are to AdaptHealth Holdings LLC;
•

“AdaptHealth Holdings LLC Agreement” are to the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019, by and among the Company, AdaptHealth Holdings, and the other parties thereto;

•	“AdaptHealth Units” are to the common units representing limited liability company interests in AdaptHealth Holdings;
•	“BlueMountain” are to BlueMountain Capital Management LLC and its affiliates, collectively;
•	“BlueMountain Entities” are to BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;
•	“Board Designee Rights Letter Agreement” are to the letter agreement, dated as of November 8, 2019, by and between the Company, AdaptHealth Holdings and the BlueMountain Entities;
•	“BM Blocker” are to BM AH Holdings, LLC;
•	“BM Notes” are to the promissory notes made by AdaptHealth Holdings to the BlueMountain Entities (or their permitted transferees), collectively;
•	“Business Combination” are to the transactions contemplated by the Merger Agreement;
•	“Class A Common Stock” are to our Class A Common Stock, par value $0.0001 per share;
•	“Class B Common Stock” are to our Class B Common Stock, par value $0.0001 per share;
•	“Closing” are to the closing of the Business Combination;
•	“Common Stock” are to our Class A Common Stock and Class B Common Stock, collectively.
•	“Deerfield” are to Deerfield Private Design Fund IV, L.P.;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“founder shares” are to shares of our Common Stock initially purchased by our Sponsor in a private placement prior to our IPO;
•	“IPO” are to our initial public offering of units, which closed on February 21, 2018;
•	“management” or our “management team” are to our officers and directors;
•

“Merger Agreement” are to the Merger Agreement, dated as of July 8, 2019, among the Company, DFB Merger Sub LLC, AdaptHealth Holdings, the Blockers named therein,  AH Representative LLC and, solely for the purposes specified therein, the Blocker Sellers named therein, as amended on October 15, 2019;

•	“private placement warrants” are to the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO;
•	“public warrants” are to the warrants sold as part of the units in the IPO;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Sponsor” are to Deerfield/RAB Ventures LLC;
•	“Subscription Agreement” are to the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures (DFB) LLC;
•	“units” are to our units sold in our IPO, each of which consists of one share of Class A Common Stock and one public warrant.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors, designated Class I, Class II and Class III, with each class having a three-year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in Class I whose term of office expires in 2020. Each of the nominees for election to Class I, Messrs. Richard Barasch, Alan Quasha, and Luke McGee, has been recommended by the nominating and governance committee of the board of directors for election and nominated by the board of directors for election at the Annual Meeting and is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting—Class I

The following table sets forth the name, age and position of each of our nominees as of April 15, 2020:

Name	Age	Position
Richard Barasch	66	Chairman of the Board
Alan Quasha	70	Director
Luke McGee	36	Chief Executive Officer, Director

The following is biographical information as of April 15, 2020 for our nominees:

Richard Barasch has served as our Chairman since our formation and served as our President and Chief Executive Officer from our formation to the Closing. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly‑traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently on the Board of Directors of ELMC Risk Management Inc., HouseWorks, LLC and Quest Analytics. He is on the Board of Advisors of the Health Policy and Management program at the Columbia University School of Public Health, where he is also an Assistant Adjunct Professor, and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School.

Alan Quasha has served on our board of directors since the Closing. Mr. Quasha is the Chief Executive Officer of Quadrant Management, Inc., the predecessor of which was founded in 1978. Mr. Quasha has also been a Partner of Vanterra Capital LLC since 2008 and an Investment Committee Member of Trilantic Capital Partners Fund IV since 2009. He serves as a board member of numerous companies, including his roles as Chairman of Carret Asset Management, LLC since 2004, Chairman of Brean Capital, LLC since 2005, Non‑Executive Director of Compagnie Financiere Richemont SA (SWISS: CFR.VX) since 2000 and ARC Group Worldwide, Inc. since 2016, where he also serves as the Chief Executive Officer. As a venture capital investor, Mr. Quasha brings strategic and financial experience to our board of directors. He has evaluated and invested in numerous companies in the U.S. and emerging markets, across various industries. Many of these investments involved significant hands‑on operating experience. He is also Chairman of the Brain Trauma Foundation, was a past Director of American Express Funds and a former Governor of the American Stock Exchange. Mr. Quasha holds a bachelor’s degree from Harvard College, an MBA from Harvard Business School, a Master of Law degree from New York University Law School and a Doctorate of Law from the Harvard Law School.

Luke McGee has served as the Chief Executive Officer of AdaptHealth Holdings since 2012 and as a member of our board of directors since the Closing. Mr. McGee joined Quadrant Management, Inc. in 2010 and holds director positions in certain of Quadrant’s portfolio companies along with executive level roles at certain times. Prior to joining Quadrant, Mr. McGee was in the investment banking group at Deutsche Bank and before that Merrill Lynch. He holds a bachelor’s degree in Economics from Duke University.

If a quorum is present and voting at the Annual Meeting, the nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2021 Annual Meeting—Class II

The following table sets forth the name, age and position of each of our Class II directors as of April 15, 2020:

Name	Age	Position
Terence Connors	65	Director
Joshua Parnes	42	Director

The following is biographical information as of April 15, 2020 for our Class II directors:

Terence Connors has served on our board of directors since the Closing. Mr. Connors currently serves as board member and audit committee chairman of FS Credit Real Estate Income Trust, Inc. and Suburban Propane Partners L.P. (NYSE) and previously served as board member and audit committee chairman of Cardone Industries, Inc., a privately‑held automotive aftermarket parts remanufacturer. After a nearly 40‑year career with two international public accounting firms, he retired from KPMG LLP in 2015, where he held the positions of Professional Practice Partner and SEC Reviewing Partner. He was also a member of KPMG’s Board of Directors from 2011 to 2015 and chaired the Audit, Finance & Operations Committee. Mr. Connors has worked with numerous public and private companies, including Fortune 500 companies, as a senior audit and global lead partner. Mr. Connors served 14 years on the board of the Philadelphia Chapter of the National Association of Corporate Directors (NACD), including as Chairman and President and is a NACD Board Leadership Fellow. He has served on several nonprofit boards, including the Philadelphia YMCAs and Gesu School and currently serves as a Trustee and Finance Committee Chair at St. Joseph’s Preparatory School in Philadelphia. He is a graduate of LaSalle University with a bachelor’s degree in Accounting.

Joshua Parnes joined AdaptHealth Holdings in 2013 with the acquisition of Ocean Home Health and was appointed President of AdaptHealth Holdings in August 2017. Mr. Parnes has served on our board of directors since the Closing. Mr. Parnes built Ocean Home Health from a startup into a successful home medical equipment provider and has over 14 years of operating experience in the home medical equipment industry.

Directors Continuing in Office Until the 2022 Annual Meeting—Class III

The following table sets forth the name, age and position of each of our Class III directors as of April 15, 2020:

Name	Age	Position
Dr. Susan Weaver	59	Director
Dale Wolf	66	Director

The following is biographical information as of April 15, 2020 for our Class III directors:

Susan Weaver, M.D. has served on our board of directors since February 2018. She has served as the Chief Executive Officer of C 3 HealthcareRX, a healthcare and pharmacy services company, since July 2016, and as the

Founder and President of Transformation Health Partners, LLC since September 2015. Dr. Weaver was the Chief Medical Officer for Blue Cross Blue Shield of North Carolina from 2014 to 2015 after serving as the Vice President, Health Delivery Redesign from December 2012 to early 2014. Prior to joining Blue Cross Blue Shield of North Carolina, Dr. Weaver was the Executive Vice President, Medical Affairs for WakeMed Health & Hospital from September 2011 to December 2012 and the Senior Vice President, Medical Affairs and Physician Practices from January 2009 to September 2011. Dr. Weaver also served as an Executive Director and Physician and founding member for Alliance Medical Ministry, a 501(c)(3) providing medical care to the working uninsured of Wake County, North Carolina. She holds an M.D. from Duke University School of Medicine and a B.S. in Psychology from Duke University.

Dale Wolf has served on our board of directors since the Closing. Mr. Wolf has served as a member of the board of directors of Molina Healthcare, Inc. since 2013 and as chairman of the board since 2017. Mr. Wolf served as the President and Chief Executive Officer of Onecall Care Management Inc. from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf served as the President and Chief Executive Officer of DBW Healthcare, Inc. from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional health care solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as Chief Executive Officer of Coventry Health Care, Inc., a diversified national health care company, and served as the Executive Vice President, Chief Financial Officer and Treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf was also a member of the boards of directors of Correctional Healthcare Companies, Inc. from 2012 to 2014, Coventry Healthcare, Inc. from 2005 to 2009 and Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated from Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors, and from the MIT Sloan School Senior Executive Program. He has also been a fellow in the Society of Actuaries since 1979.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020 and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. KPMG LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

Neither our bylaws nor our other organizational documents or applicable law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests or those of our stockholders.

Financial Statements and Report

The consolidated financial statements of the Company for the year ended December 31, 2019 and the report of the independent registered public accounting firm will be presented at the Annual Meeting. KPMG LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

The firm of WithumSmith+Brown, PC (“Withum”), acted as our independent registered public accounting firm during the year ended December 31, 2018. During 2019, KPMG LLP (“KPMG”) provided permitted services consisting of the audit of the annual consolidated financial statements of the Company, accounting consultations and consents and other services related to SEC filings by the Company and its subsidiaries and other pertinent matters. KPMG also provided other permitted services to the Company in 2019 consisting primarily of tax compliance, diligence, consultation and related services.

Change in Independent Registered Public Accounting Firm

As previously reported in a Current Report on Form 8‑K filed on November 14, 2019, Withum, the Company’s independent registered public accounting firm prior to the Business Combination, was dismissed by vote of the board of directors on November 8, 2019. On the same date, the board of directors approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm following the completion of the Business Combination.

The report of Withum on the Company’s financial statements as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from November 22, 2017 (inception) through December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to the Company’s ability to continue as a going concern if it did not complete a business combination by February 21, 2020. During the period from November 22, 2017 (inception) through December 31, 2017, the year ended December 31, 2018, and the subsequent interim period through November 8, 2019 (i) there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreement in its reports and (ii) there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K. The Company provided Withum with a copy of the disclosure from its Current Report on Form 8‑K and requested that Withum furnish the Company with a letter addressed to the SEC stating whether Withum agrees with the disclosures contained in the Company’s Current Report on Form 8‑K and, if not, stating the respects in which it does not agree. The Company received the requested letter from Withum and a copy of Withum’s letter was filed as Exhibit 16.1 to its Current Report on Form 8‑K.

During the fiscal year ended December 31, 2018 and the period from November 22, 2017 (inception) through December 31, 2017, and the subsequent interim period through November 8, 2019, neither the Company nor anyone on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm

KPMG and Withum, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2018, respectively, provided audit and tax services to us during those fiscal years. The December 31, 2018 consolidated financial statements did not include the impact of the Business Combination, which closed on November 8, 2019. The following table presents fees for professional services rendered by our independent registered public accounting firms:

Type of Fees	Fiscal 2019	Fiscal 2018
Audit Fees	$1,358,000	$94,500
Audit-Related Fees	—	—
Tax Fees	797,000	—
All Other Fees	—	—
Total	$2,155,000	$94,500

Audit Fees

This category includes fees associated with our annual audit and the review of our quarterly reports on Form 10‑Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the review of our SEC regulatory filings.

Audit-Related Fees

No audit-related fees were billed to us in 2019 and 2018.

Tax Fees

In 2019, this category related to services provided for tax compliance, tax planning and advice on mergers and acquisitions.

All Other Fees

There were no other fees billed to us for 2019 and 2018.

Audit Committee Pre-Approval Policies and Procedures

Our policy is that all audit and non-audit services must be pre-approved by the audit committee. The authority to grant pre‑approvals of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting. All of such services and fees were pre-approved during the fiscal year ended December 31, 2019.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2020.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board of Directors and Terms of Office of Officers and Directors

Our board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class serving a three‑year term. The term of office of the Class I directors, consisting of Messrs. Barasch, Quasha and McGee, will expire at this annual meeting of stockholders. The term of office of the Class II directors, consisting of Messrs. Parnes and Connors, will expire at our 2021 annual meeting of stockholders. The term of office of the Class III directors, consisting of Mr. Wolf and Dr. Weaver, will expire at our 2022 annual meetings of stockholders.

Pursuant to the terms of the Subscription Agreement, Deerfield is entitled to designate for nomination by us for election one director to serve on our board of directors. Deerfield’s designee is Dr. Susan Weaver.

Pursuant to the terms of the Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the BM Notes have the right, until the date on which the BM Notes have been paid in full, to designate and nominate for election one director to our board of directors. BlueMountain’s designee is Dale Wolf.

The board held ten meetings during 2019. During 2019, each of our incumbent directors attended at least 75% of the meetings of the board and the meetings of the committees of the board on which that director served (in each case, which were held during the period for which such incumbent director was a director). We do not have a policy regarding director attendance at annual meetings, but we encourage the directors to attend if possible. None of our directors attended the special meeting held in lieu of the 2019 annual meeting of stockholders.

Officers are appointed by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office.

Director Independence

Our shares of Class A Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “AHCO”, and we are subject to Nasdaq listing standards. Nasdaq Listing Rule 5605 requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A‑3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A‑3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Barasch, Quasha, Wolf and Connors and Dr. Weaver, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2).

Our board of directors also determined that Messrs. Wolf, Quasha and Connors, who comprise our audit committee, Messrs. Barasch, Wolf and Quasha, who comprise our compensation committee, and Messrs. Connors and Barasch and Dr. Weaver, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the SEC and Nasdaq listing standards, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including beneficial ownership of our capital stock.

Board Leadership Structure and Role in Risk Oversight

Richard Barasch serves as the Chairman of our board of directors, Luke McGee serves as our Chief Executive Officer and Joshua Parnes serves as our President. We believe that the most effective leadership structure at the present time is to have separate Chairman, Chief Executive Officer and President positions because this allows the board of directors to benefit from having multiple strong voices bringing separate views and perspectives to meetings. Our board of directors has established an Executive Committee, consisting of Richard Barasch, Alan Quasha and Luke McGee, to which the board has delegated certain decision-making power, including the ability to approve acquisitions involving consideration of less than $5 million.

Our board of directors is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company and, responsibility for managing risk currently rests with executive management while the board participates in the oversight of the process. The oversight responsibility of our board is enabled by management reporting processes designed to provide visibility to the board about the identification, assessment, and management of critical risks. Those areas of focus include strategic, operational, financial and reporting, compliance and other risks. Our audit committee enhances the board’s oversight of risk management and discusses with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant operating and financial risk exposures and the steps management has taken to monitor, control and report such exposures. Further, our compensation committee enhances the board’s oversight of risk management by considering the impact of the Company’s compensation policies and plans, and the incentives created by the Company’s compensation policies and plans, on the Company’s risk profile.

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an audit committee, a compensation committee, a nominating and governance committee and a compliance committee. Each of the committees reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

Our audit committee consists of Dale Wolf, Alan Quasha and Terence Connors, and Mr. Connors serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have determined that each of Messrs. Wolf, Quasha and Connors qualifies as independent under Nasdaq listing standards and applicable SEC rules with respect to audit committee membership. We have also determined that Mr. Connors qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee held four meetings during 2019, which consisted of joint meetings held together with meetings of our board of directors.

We have adopted an audit committee charter, which details the principal functions of the audit committee including:

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre‑approving all audit and non‑audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre‑approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality‑control procedures and (ii) any material issues raised by the most recent internal quality‑control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S‑K promulgated by the SEC prior to us entering into such transaction; and
•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our compensation committee consists of Richard Barasch, Dale Wolf and Alan Quasha, and Mr. Quasha serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. We have determined that each of Messrs. Barasch, Wolf and Quasha qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our compensation committee held one meeting during 2019. We have adopted a compensation committee charter, which details the principal functions of the compensation committee including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•	reviewing and approving the compensation of all of our other executive officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our equity‑based remuneration plans;
•	assisting management in complying with our SEC filings;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the compensation committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer and President and additional factors, such as the executive officer’s responsibilities, experience level and tenure. In 2019, the Company also engaged Farient to provide a market assessment of director compensation, which our compensation committee considered in determining the compensation for our directors.

In determining the levels and mix of executive and director compensation, our compensation committee does not generally rely on formulaic guidelines, but rather maintains a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals. The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual incentive bonuses and grants for our executive officers and directors, as applicable.

Our Chief Executive Officer and President do not have a role in setting their own base salary, annual bonus or the size of their annual equity compensation awards. The compensation committee reviews the specific corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President and evaluates their respective performance and pay in light of these goals and objectives. Our Chief Executive Officer and President provide recommendations for each executive officer’s base salary, annual bonus and target annual equity compensation award, as well as recommendations with respect to director compensation, for the compensation committee’s review.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. The compensation committee has not retained a compensation consultant to recommend or assist in determining the amount or form of executive or director compensation, other than the limited engagement of Farient described above.

The compensation committee may delegate to any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors consistent with criteria approved by our board; (ii) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our nominating and governance committee consists of Terence Connors, Dr. Susan Weaver and Richard Barasch, with Mr. Barasch serving as the chair of the nominating and governance committee. We have determined that each of Messrs. Connors and Barasch and Dr. Weaver qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our nominating and governance committee did not hold any meetings during 2019. Our board of directors adopted a written charter for the nominating and governance committee.

Subject to the Board Designee Rights Letter Agreement and Subscription Agreement discussed elsewhere in this proxy statement, which provide certain of our stockholders with rights to designate director nominees, the nominating and governance committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the board apart from those nominees designated pursuant to the Board Designee Rights Letter Agreement and Subscription Agreement, the committee solicits candidate recommendations from its own members, other directors and management. The committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the Board Designee Rights Letter Agreement and Subscription Agreement do not apply, the committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. The committee evaluates any such candidates at regular or special meetings of the committee, and such candidates may be considered at any point during the year.

The nominating and governance committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating committee-recommended nominee. The committee seeks to ensure that the membership of the board and each committee of the board satisfies all relevant Nasdaq listing standard requirements and applicable laws and regulations and all requirements of our organizational documents. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the committee may look for in any particular director nominee who is not a designee under the Board Designee Rights Letter Agreement or the Subscription Agreement depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the board. The committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being committed to ensuring that no person would be excluded from consideration for service as a director as a result of their sex, race, religion, creed, sexual orientation or disability.

The nominating and governance committee also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting. Our stockholders that wish to nominate a director for election to our board should follow the procedures set forth in our bylaws.

Compliance Committee

Our compliance committee exercises oversight responsibility, review regulatory compliance issues and report to our board of directors with respect to our regulatory compliance programs. Our compliance committee consists of Dr. Weaver and Messrs. Barasch and Wolf, with Dr. Weaver serving as the chair of the compliance committee. Our compliance committee did not hold any meetings during 2019.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at https://www.sec.gov. Our Code of Ethics, audit committee charter, compensation committee charter, nominating and governance committee charter and compliance committee charter are also available free of charge on our corporate website at https://www.adapthealth.com/investor-relations.  The information on our website does not constitute part of this proxy statement. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8‑K.

REPORT OF THE AUDIT COMMITTEE

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2019 and discussed them with our management and our independent registered public accounting firm, KPMG LLP.

Our audit committee has also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, our audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with our audit committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2019, filed by us with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors

Dale Wolf
Alan Quasha
Terence Connors

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of AdaptHealth Corp. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE AND DIRECTOR COMPENSATION

Identification of Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of April 15, 2020:

Name	Age	Position
Luke McGee	36	Chief Executive Officer, Director
Joshua Parnes	42	President, Director
Gregg Holst	61	Chief Financial Officer
Christopher Joyce	56	General Counsel
Shaw Rietkerk	45	Chief Operating Officer

The following is biographical information as of April 15, 2020 for our executive officers other than Messrs. McGee and Parnes, whose biographical information appears above in Proposal 1 — Election of Directors.

Gregg Holst joined AdaptHealth Holdings in 2014 as its Chief Financial Officer. Mr. Holst has previously served as chief financial officer for various publicly traded and private equity‑backed companies in the healthcare and consumer products sectors, and previously spent eight years at GE Capital in several senior finance roles. Mr. Holst holds a bachelor’s degree in Accounting from Pennsylvania State University and is a Certified Public Accountant.

Christopher Joyce joined AdaptHealth Holdings in 2018 as its General Counsel. Mr. Joyce has over 25 years of experience as chief legal officer and business development executive for publicly‑traded and privately‑held provider‑based and managed care companies. Mr. Joyce most recently served as General Counsel of InnovaCare, Inc., a $2.0 billion managed care insurance company with 450,000 Medicare and Medicaid beneficiaries. Mr. Joyce holds a bachelor’s degree in Economics from the State University of New York at Albany and a JD from the University of Chicago.

Shaw Rietkerk joined AdaptHealth Holdings in 2018. Mr. Rietkerk most recently served as Executive Vice President of Revenue Cycle Management at Brightree. Mr. Rietkerk has over two decades of healthcare service leadership experience, with an extensive background in revenue cycle management, operations, business process outsourcing, account management and process. Prior to joining Brightree in 2015, Mr. Rietkerk was Senior Vice President, Worldwide Operations at M*Modal, a leading healthcare technology provider of advanced clinical documentation solutions.

Executive Compensation

The following disclosure describes the material elements of the compensation of the Company’s named executive officers for the year ended December 31, 2019 and is presented based on the reduced disclosure rules applicable to the Company as an “emerging growth company” within the meaning of the Securities Act. For the year ended December 31, 2019, our named executive officers were:

•	Luke McGee, Chief Executive Officer;
•	Joshua Parnes, President; and
•	Christopher Joyce, General Counsel.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Luke McGee	2019	458,333	1,000,000	5,278,612	1,325,974	450,000	967,152	9,480,071
Chief Executive Officer	2018	300,000	—	1,724,100	—	211,250	12,324	2,247,674
Joshua Parnes	2019	458,333	—	4,583,925	1,325,974	450,000	11,278	6,829,510
President	2018	300,000	—	1,724,100	—	211,250	10,664	2,246,014
Christopher Joyce(7)	2019	343,750	—	1,352,745	530,390	158,000	12,367	2,397,252
General Counsel	—	—	—	—	—	—	—	—

(1)

On March 11, 2019, the annual base salaries for Messrs. McGee, Parnes and Joyce were increased to $500,000, $500,000 and $350,000, respectively. Effective as of the Closing, the annual base salary for Mr. Joyce was increased to $375,000.

(2)	The amount reported in this column represents a transaction bonus paid to Mr. McGee in connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019.
(3)

The amounts reported in this column represent the aggregate grant date fair value of the incentive units, shares of restricted stock and founder shares granted and/or modified during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. These amounts reflect the equity-based compensation expense for these grants and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10‑K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

Name	2019 Incentive Units(1) ($)	Modification of 2018 Incentive Units(2) ($)	Restricted Stock(3) ($)	Founder Shares(4) ($)	Total ($)
Luke McGee	1,718,640	1,734,097	436,500	1,389,375	5,278,612
Joshua Parnes	1,718,640	1,734,097	436,500	694,688	4,583,925
Christopher Joyce	—	715,020	174,600	463,125	1,352,745

(1)

The amounts reported in this column represent the grant date fair value of the incentive units of AdaptHealth Holdings granted to Messrs. McGee and Parnes. For additional information, see “—Narrative to Summary Compensation Table—Long Term Incentives—Incentive Units” below.

(2)

The amounts reported in this column represent the equity-based compensation expense computed in accordance with FASB ASC 718 as a result of the accelerated vesting and modifications to the incentive units granted to each of our named executive officers in 2018. For accounting purposes, the 2018 Incentive Units were modified because satisfactions of the threshold amount was deferred and our named executive officers received a dividend in connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019 without regard to the threshold amounts. For each of Messrs. McGee and Parnes, the equity-based compensation expenses reported in this column includes $1,347,101 related to the accelerated vesting of such units at the same time and for Mr. Joyce, the equity-based compensation expenses reported in this column includes $325,871 related to the accelerated vesting of such units in connection with the Closing. For additional information, see “—Narrative to Summary Compensation Table—Long Term Incentives—Incentive Units” below.

(3)

The amounts reported in this column represent the restricted shares of our Class A Common Stock granted to each of our named executive officers. For additional information, see “—Narrative to Summary Compensation Table—Long Term Incentives—2019 Stock Incentive Plan” below.

(4)

The amounts reported in this column represent the grant date fair value of the founder shares granted to our named executive officers in connection with the Closing. The fair value attributable to the founder shares incorporates the transfer restrictions and other restrictions applicable to such founder shares. For additional information, please see “Description of Securities—Authorized and Outstanding Stock—Founder Shares” above.
(4)

The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A Common Stock granted to each of our named executive officers during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. The amounts reported reflect the value at the grant date based upon the probable outcome of the performance conditions applicable to the options. The value of such awards as of the grant date, assuming that the highest level of performance conditions will be achieved, was $2,651,948, $2,651,948 and $1,060,780 for Messrs. McGee, Parnes and Joyce, respectively. These amounts reflect the equity-based compensation expense for these stock options and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. For additional information, see “—Narrative to Summary Compensation Table—Long Term Incentives—2019 Stock Incentive Plan” below. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10‑K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

(5)

The amounts reported in this column represent the bonuses earned with respect to 2019 by each named executive officer. These amounts were paid in the first quarter of 2020. For additional information, please see “—Narrative to Summary Compensation Table—Executive Employment Agreements” below.

(6)

The amounts reported as earned by each named executive officer in this column represent the following amounts for the ended December 31, 2019: (i) for Mr. McGee, represents $1,602 in life insurance premiums and $965,550 related to loan forgiveness as part of the transactions contemplated in connection with the Business Combination, (ii) for Mr. Parnes, represents $300 in life insurance premiums and $10,978 in reimbursement of health insurance premiums, and (iii) For Mr. Joyce, represents $1,290 in life insurance premiums and $11,077 in automobile expenses.

(7)	Mr. Joyce was not one of our named executive officers for the year ended December 31, 2018.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to our named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with the Company or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of our named executive officers, please see “—Potential Payments Upon Termination or Change In Control” below.

Luke McGee and Joshua Parnes. Each of Messrs. McGee and Parnes are party to substantially similar employment agreements, dated March 20, 2019, pursuant to which each of Messrs. McGee and Parnes are entitled to receive an annual base salary of $500,000, and are eligible to receive a target annual incentive bonus equal to 100% of their base salary based on the achievement of annual company and individual performance objectives for such fiscal year, subject to continued employment through the applicable payment date. In connection with their employment agreements, each of Messrs. McGee and Parnes entered into restrictive covenant agreements which include a 24‑month post-termination non-compete and non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.

Christopher Joyce.  Mr. Joyce is party to an offer letter dated January 15, 2018, pursuant to which Mr. Joyce is entitled to receive a base salary, currently $375,000, and is eligible to receive a target annual incentive bonus equal to 60% of base salary based on company performance as determined by the Company at its sole discretion, subject to continued employment through the applicable payment date. Mr. Joyce is also entitled to a car allowance of $1,000 per month.

2019 Bonuses

Bonuses payable to our named executive officers in respect of service during 2019 were paid in the first calendar quarter of 2020 and were determined based on the achievement of company performance, Adjusted EBITDA less Patient Equipment Capex and compliance thresholds established by our compensation committee.

Long-Term Incentives

Incentive Units. Prior to the Business Combination, AdaptHealth Holdings made grants of incentive units pursuant to the AdaptHealth Holdings LLC Agreement and a form of AdaptHealth Holdings Incentive Unit Grant Notice to certain executive officers, including its named executive officers. The incentive units were intended to qualify as profits interests for federal income tax purposes, and each named executive officer, through single-member limited liability companies, became members of AdaptHealth Holdings, bound by all the terms and conditions set forth in the AdaptHealth Holdings LLC Agreement.

On July 1, 2018, AdaptHealth Holdings granted incentive units (the “2018 Incentive Units”) to certain executive officers, including each of our named executive officers, which vest 50% on the second anniversary of the vesting commencement date and 25% on each of the third and fourth anniversaries of the vesting commencement date. In connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019, AdaptHealth Holdings agreed to make distributions in respect of the 2018 Incentive Units, as if the 2018 Incentive Units were vested, in the same amount distributed with respect to the AdaptHealth Units. The distributions made in respect of the 2018 Incentive Units that were made below the threshold value of such units was treated as an advance for tax purposes against any future consideration the named executive officers would receive in respect of the 2018 Incentive Units in a “Sale of the Company” (as defined in the AdaptHealth Holdings LLC Agreement). As of the same date, pursuant to their employment agreements, the vesting of the 2018 Incentive Units held by each of Messrs. McGee and Parnes were fully accelerated.

On June 13, 2019, AdaptHealth Holdings granted incentive units to certain executive officers, including each of Messrs. McGee and Parnes, 50% of which vest in substantially equal installments on each of the first, second, third and fourth anniversaries of the vesting commencement date (the “Time Units”), and 50% of which vest on the earlier to occur of (x) a Sale of the Company and (y) the fourth anniversary of the vesting commencement date (the “Performance Units”). If (i) a named executive officer’s employment is terminated for an act or omission giving rise to cause that results directly from a breach of his fiduciary duties to, or directly results, or could be reasonably be expected to directly result, in material liability to, AdaptHealth Holdings or any of its affiliates, or (ii) the named executive officer breaches any restrictive covenant to which he is bound, in each case, the named executive officer forfeits their incentive units in their entirety, regardless of whether or not they have vested. If the named executive officer’s employment is terminated for any other reason, then all unvested incentive units will be forfeited and cancelled on and after the effective date of such termination.

In connection with the Business Combination, all of the incentive units were exchanged for AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock based on the equity consideration valuation at the closing of the Business Combination, provided that the consideration received in respect of the 2018 Incentive Units and the Time Units remained subject to the same vesting terms and conditions as were applicable to the 2018 Incentive Units and the Time Units immediately prior to the Closing and the consideration received in respect of the Performance Units were deemed to have satisfied the applicable performance criteria as of the closing of the Business Combination pursuant to the terms of the Merger Agreement and will be subject to time-based vesting, with 25% of such consideration vesting on each of the first four quarterly anniversaries of the Closing.

For additional information on the consideration received in respect of the incentive units, see “Description of Securities—Authorized and Outstanding Stock—Common Stock” above.

2019 Stock Incentive Plan. On October 14, 2019, our board of directors adopted the 2019 Stock Incentive Plan (the “Plan”), which was subsequently approved on November 7, 2019 by our stockholders and the Plan became effective on the Closing. On November 21, 2019, our compensation committee approved the grants of stock options and restricted stock to certain executive officers, including our named executive officers, pursuant to the Plan and the applicable form of award agreement. The stock options and the shares of restricted stock are eligible to vest 1/3rd on December 31st of each of 2020, 2021 and 2022 subject to the achievement of the applicable performance criteria. The performance criteria applicable to the stock options is based on the growth of per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2020 fiscal year against the per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2019 fiscal year. The performance criteria applicable to the shares of restricted stock is based on the compound annual growth rate of the price per share of our Class A Common Stock as of the applicable vesting date against a baseline per share price of $10.00. The stock options and the shares of restricted stock, in each case, that fail to vest based on the achievement of the performance criteria will be forfeited for no consideration.

In the event that a named executive officer experiences a termination of employment by us without “cause” (other than due to death or disability) or by the named executive officer for “good reason,” in each case, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until the end of the 24 month period for Messrs. McGee and Parnes, or 12 month period for Mr. Joyce, following the date of termination; provided,  however, that if such termination occurs within one year of a “change in control,” or the named executive officer experiences a termination as a result of his death or disability, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until December 31, 2022. Any vesting of stock options or eligibility for continued vesting of restricted stock, in each case, following a termination of employment is subject to the respective named executive officer’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

Health and Welfare Plans

Our named executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans maintained by the Company or one of our subsidiaries, in each case on the same basis as all of our other employees, except that (i) our named executive officers were also entitled to reimbursement of automobile expenses of up to $1,000 per month each and (ii) Messrs. McGee and Parnes could elect to receive an annual reimbursement of $15,000 for participation in a family health insurance plan of their choosing in lieu of participation in a family health insurance plan maintained by us.

Retirement Plan

One of our subsidiaries sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of our employees, including our named executive officers. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and, participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. We do not currently make any discretionary or employer matching contributions under the plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by each of our named executive officers as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Luke McGee	June 13, 2019(1)	—	—	—	—	639,448	7,021,135(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Joshua Parnes	June 13, 2019(1)	—	—	—	—	639,448	7,021,135(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Christopher Joyce	November 21, 2019(2)	—	—	—	—	60,000	658,800(5)
	November 21, 2019(3)	—	500,000	11.50	November 21, 2029	—	—

(1)

Represents AdaptHealth Units and a corresponding number of shares of Class B Common Stock received in consideration of outstanding incentive units in connection with the Closing, of which (i) 50% vest in substantially equal installments on each of the first four quarterly anniversaries of the closing of the Business Combination, and (ii) 50% vest in substantially equal installments on each of the first, second, third and fourth anniversaries of May 20, 2019. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—Incentive Units” above.

(2)

Represents grants of restricted stock eligible to vest 1/3rd on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.

(3)

Represents grants of stock options eligible to vest 1/3rd on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.

(4)

As of December 31, 2019, the fair market value of an AdaptHealth Unit and a corresponding share of Class B Common Stock was approximately $10.98, which is the closing price of a share of our Class A Common Stock on December 31, 2019.

(5)	As of December 31, 2019, the fair market value of a share of our Class A Common Stock was $10.98.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that we would provide to its named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2019.

Severance Benefits

Other than as set forth below, we did not offer or have in place for its named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan) as of December 31, 2019.

Luke McGee and Joshua Parnes. Pursuant to their employment agreements, in the event either of Messrs. McGee’s or Parnes’s employment is terminated by us without cause or by Messrs. McGee or Parnes for good reason, as applicable, subject to their execution and non-revocation of a general release of claims in favor of the

Company and its affiliates, Messrs. McGee and Parnes, as applicable, are entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (y) continued payment of base salary for a period of 24 months following such date of termination, and (z) an amount equal to two times their then-current target annual bonus, payable in substantially equal installments during the 24‑month period following such date of termination in accordance with regular payroll practices.

Christopher Joyce. Pursuant to his offer letter, if Mr. Joyce’s employment is terminated by us without cause, subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Joyce is entitled to an amount equal to his annual base salary and his target annual incentive bonus, payable in accordance with normal payroll practices until the earlier of (x) the 12‑month anniversary of such date of termination and (y) such date Mr. Joyce accepts another position as an employee, consultant or independent contractor.

Long-Term Incentives. See “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above for the treatment of equity awards held by our named executive officers in connection with a termination of employment and/or a change in control.

Director Compensation

The following table sets forth the material terms of the compensation received by each of our non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Richard Barasch	12,500	106,600	119,100
Alan Quasha	12,500	66,625	79,125
Terence Connors	25,000	53,300	78,300
Susan Weaver, M.D.	18,750	53,300	72,050
Dale Wolf	12,500	53,300	65,800

(1)

For the year ended December 31, 2019, each of non-employee directors received a cash payment of $12,500, representing a quarter of their annual retainer fees for their service following the Closing. The amounts reported for each of Dr. Weaver and Mr. Connors include an additional cash payment of $6,250 and $12,500, respectively, representing a quarter of their annual retainer fees for their service as chairs of our compliance committee and audit committee, respectively.

(2)

Represents the aggregate grant date fair value, in accordance with FASB ASC 718, of (i) 5,000 shares of restricted shares to each of our non-employee directors, and (ii) with respect to Messrs. Barasch and Quasha, an additional 5,000 and 1,250, respectively, shares of restricted shares for their service as our Chairman and the chair of our compensation committee, respectively, in each case, representing the equity compensation in respect of their service following the Closing and for the first quarter of the 2020 fiscal year, granted pursuant to the Plan and approved by our compensation committee on December 16, 2019 and will vest 100% on the occurrence of our 2020 annual meeting of stockholders. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10‑K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

Narrative to Director Compensation

In general, during each fiscal year, our non-employee directors are eligible to receive (i) an annual cash retainer of $50,000 and (ii) a grant of shares of restricted stock in the amount of $100,000. Our Chairman and the chairs of certain of our board committees are eligible to receive an additional annual retainer (in cash or as a grant of restricted shares, at the non-employee director’s election) in the following amounts:

•	$100,000 for our Chairman;

•	$50,000 for the chair of our audit committee; and
•	$25,000 for the chairs of each of our compensation committee and compliance committee.

Our Chairman also serves as the chair of our nominating and governance committee, for which he does not receive any additional retainer fees.

For the year ended December 31, 2019, the cash retainer fees received by our non-employee directors for their service on the board and chair positions, as applicable, represents a quarter of their annual fees for their service following the Closing, and the retainer fees paid in shares of restricted stock received by our non-employee directors for their service on the board and chair positions, as applicable, represents half of their annual fees for their service following the Closing and for the first quarter of the 2020 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founder Shares

In December 2017, our Sponsor purchased an aggregate of 7,187,500 founder shares for an aggregate purchase price of $25,000. In December 2017 and January 2018, our Sponsor transferred 100,000 founder shares to Christopher Wolfe, our former Chief Financial Officer, and 30,000 founder shares to each of our independent directors. Following the expiration of the underwriters’ over‑allotment option on April 2, 2018, the holders of the founder shares forfeited an aggregate of 937,500 founder shares, so that the founder shares would represent 20.0% of our issued and outstanding shares after our IPO.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30‑trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of our IPO, our Sponsor purchased an aggregate of 4,333,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $6.5 million.

Each private placement warrant is exercisable for one share of Common Stock at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from our IPO held in our trust account prior to the Business Combination. The private placement warrants are non‑redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of our initial business combination.

Transactions with Deerfield

Deerfield, which was a significant owner of our Sponsor, purchased 2,500,000 units in our IPO at $10.00 per unit. The underwriters did not receive any underwriting discounts or commissions on the units purchased by Deerfield. In addition, we entered into the Subscription Agreement with Deerfield and RAB Ventures (DFB) LLC, an entity that is controlled by Mr. Barasch and is one of the two members of our Sponsor.

Related‑Party Loans

Our Sponsor loaned us an aggregate of $270,531 to cover expenses related to our IPO and working capital needs. The loan was non‑interest bearing. We repaid this loan on February 21, 2018.

On December 31, 2014, Mr. McGee entered into a loan agreement to borrow $965,550 from AdaptHealth Holdings in order to acquire AdaptHealth Units. Monthly, interest‑only payments were due at a rate of 1.9% per annum, and the principal was due in full at maturity on December 31, 2021. The loan was forgiven prior to the Closing.

Vendor Relationships

AdaptHealth Holdings and each of Messrs. McGee and Parnes previously owned equity in SnapWorx, LLC, a vendor of AdaptHealth Holdings that provides workflow technology services. Each of Messrs. McGee and Parnes owned less than 1% of SnapWorx, LLC. The Company’s expense for SnapWorx, LLC for the years ended December 31, 2019 and 2018 was $4.5 million and $1.9 million, respectively. AdaptHealth Holdings and each of Messrs. McGee and Parnes sold their ownership in SnapWorx, LLC in February 2020.

AdaptHealth Holdings and each of Messrs. McGee, Parnes and Gvodas own equity in Parachute Health LLC (“Parachute Health”), a vendor of AdaptHealth Holdings that provides automated order intake software. Each of Messrs. McGee, Parnes and Gvodas owns less than 1% of Parachute Health. The Company’s expense for Parachute Health for the years ended December 31, 2019 and 2018 was $2.0 million and $1.6 million, respectively.

In 2014, Ocean Home Health Supply LLC, an indirect subsidiary of AdaptHealth Holdings, executed an agreement with a company affiliated with Mr. Parnes for software and billing services. The agreement had an initial term of one year and automatically renewed from year to year. AdaptHealth Holdings’ expense for the year ended December 31, 2018 under the agreement was $2.3 million. The agreement was terminated effective December 31, 2018.

BlueMountain Investment

On February 27, 2019, AdaptHealth Holdings entered into a Note and Unit Purchase Agreement with the BM Blocker, pursuant to which, on March 26, 2019, among other things, in exchange for $120.0 million in cash, AdaptHealth Holdings issued (i) an aggregate of 17,302.79 AdaptHealth Units and 19,747.43 BM Capped Common Units (as defined in the AdaptHealth Holdings LLC Agreement) to the BM Blocker and to BlueMountain Summit Opportunities Fund II (US) L.P., whereby such entities became members in AdaptHealth Holdings, and (ii) the BM Notes, in an aggregate initial principal amount of $100.0 million to the BlueMountain Entities. Interest accrues under the BM Notes (a) for the first seven years of the term of the BM Notes, at a rate of 12.0% per annum, with interest at a rate of 6.0% per annum payable in cash and interest at a rate of 6.0% per annum as PIK interest and (b) for the final three years of the term, at a rate equal to the greater of (i) 15.0% per annum or (ii) the 12‑month LIBOR rate plus 12.0% per annum. Pursuant to a letter agreement entered into on July 8, 2019 between AdaptHealth Holdings, the BM Blocker and the BlueMountain Entities, at the Closing, (i) the BM Capped Common Units were canceled, (ii) an additional $43.5 million aggregate principal amount of promissory notes was issued to the BlueMountain Entities and (iii) the BM Notes were amended and restated such that, among other things: (A) the maturity date of the BM Notes were extended to the tenth anniversary of the Closing and (B) certain covenants contained in the AdaptHealth Holdings LLC Agreement restricting AdaptHealth Holdings’ ability to engage in certain corporate actions were added to the BM Notes.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our officers or directors;
•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;
•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑law, daughter‑in‑law, brother‑in‑law or sister‑in‑law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of Common Stock as of April 15, 2020:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;
•	each of our named executive officers and directors; and
•	all of our current officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock as of April 15, 2020 is based on 47,009,613 shares of Class A Common Stock and 28,610,250 shares of Class B Common Stock issued and outstanding in the aggregate as of April 15, 2020 assuming the issuance of 1,582,373 restricted shares of Class A Common Stock pursuant to approved grants.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.

	Beneficial Ownership Table
	Class A Common Stock		Class B Common Stock		% of Total
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%	Voting Power(2)
Entities or Persons affiliated with Deerfield Management(3)	19,674,202	40.6%	—	—	25.5%
Richard Barasch(4)	863,217	1.8%	—	—	1.1%
Dr. Susan Weaver	25,000	*	—	—	*
Alan Quasha(5)	6,250	*	—	—	*
Terence Connors	5,000	*	—	—	*
Dale Wolf(6)	15,500	*	—	—	*
Luke McGee(7)	894,951	1.9%	4,626,028	16.2%	7.3%
Joshua Parnes	223,125	*	—	—	*
Gregg Holst(8)	137,834	*	688,334	2.4%	1.1%
Christopher Joyce(9)	143,218	*	266,331	*	*
Shaw Rietkerk(10)	118,970	*	239,793	*	*
Everest Trust(11)	15,105,280	31.7%	856,044	3.0%	20.9%
Still Water Nevada Trust(12)	1,079,189	2.3%	8,338,659	29.1%	12.4%
The Mykonos 2019 NGCG Nevada Trust(13)	525,586	1.1%	5,613,851	19.6%	8.1%
McLarty Capital Partners SBIC, L.P.(14)	—	—	4,526,189	15.8%	6.0%
Richardson M. Roberts(15)	—	—	2,269,049	7.9%	5.6%
BlueMountain Capital Management, LLC(16)	3,647,353	7.8%	150,581	*	5.0%
All directors and executive officers as a group(10 individuals)	2,416,815	5.1%	5,820,486	20.3%	10.9%

*Less than 1%.

(1)	Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.
(2)	The Class A Common Stock and Class B Common Stock vote together as a single class, except as required by law or our second amended and restated certificate of incorporation.

(3)

Comprised of (i) 17,179,888 shares of Class A Common Stock, 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable, and 833,333 shares of Class A Common Stock issuable upon exercise of an equal number of public warrants that are currently exercisable held by Deerfield Private Design Fund IV, L.P and (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Steven Hochberg is a partner at Deerfield Management Company, L.P., and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management Company, L.P. Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV, L.P. Each of Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, L.P. and Steven Hochberg. The address of Deerfield Private Design Fund IV, L.P. and Steven Hochberg is 780 Third Avenue, 37th Floor, New York, NY 10017.

(4)	The business address of Mr. Barasch is 780 Third Avenue, New York, NY 10017.
(5)	The business address of Mr. Quasha is c/o Quadrant Management, Inc., 320 Park Avenue, New York, NY 10022.
(6)	The business address of Mr. Wolf is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.
(7)

Includes shares and warrants held directly by Fresh Pond Investment LLC (“Fresh Pond”), 2321 Capital LLC (“2321 Capital”) and LBM DME Holdings LLC (“LBM”), entities controlled by Mr. McGee. Fresh Pond holds 209,766 shares of Class A Common Stock (including 78,525 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,620,815 shares of Class B Common Stock. 2321 Capital holds 249,000 shares of Class A Common Stock (including 93,212 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,923,964 shares of Class B Common Stock. LBM holds 139,935 shares of Class A Common Stock (including 52,384 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,081,249 shares of Class B Common Stock.

(8)

Includes shares and warrants held directly by Wheatfield LLC, an entity controlled by Mr. Holst. The number of shares of Class A Common Stock includes shares underlying 33,348 warrants that are currently exercisable.

(9)	Includes shares and warrants held directly by Mayaid2001 LLC, an entity controlled by Mr. Joyce. Includes shares of Class A Common Stock underlying 12,903 warrants that are currently exercisable.
(10)	Includes shares of Class A Common Stock underlying 11,617 warrants that are currently exercisable.
(11)

Includes shares and warrants held directly by Clifton Bay Offshore Investments L.P. (“Clifton Bay Investments”) and Quadrant Management, Inc. (“QMI”). Clifton Bay Investments holds 15,025,135 shares of Class A Common Stock (including shares of Class A Common Stock underlying 665,628 warrants that are currently exercisable). QMI holds 80,145 shares of Class A Common Stock (including 41,473 shares of Class A Common Stock underlying warrants that are currently exercisable) and 856,044 shares of Class B Common Stock. The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. (“Clifton Bay Management”), which is indirectly owned by the Trustee of the Everest Trust (“Everest”), a trust settled by Mr. Wayne Quasha. Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company (“Vicali”), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha, ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay

Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(12)

Includes shares and warrants held directly by Blue River NJ LLC (“Blue River”), and Quad Cap LLC (“Quad Cap”). Blue River holds 733,997 shares of Class A Common Stock (including 274,768 shares of Class A Common Stock underlying warrants that are currently exercisable) and 5,671,441 shares of Class B Common Stock. Quad Cap holds 345,192 shares of Class A Common Stock (including 129,221 shares of Class A Common Stock underlying warrants that are currently exercisable) and 2,667,218 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company—NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.

(13)

Includes shares and warrants held directly by Ocean Rock NJ LLC (“Ocean Rock”) and Plains Capital LLC (“Plains Capital”). Ocean Rock holds 464,888 shares of Class A Common Stock (including 240,568 shares of Class A Common Stock underlying warrants that are currently exercisable) and 4,965,525 shares of Class B Common Stock. Plains Capital holds 60,698 shares of Class A Common Stock (including 31,410 shares of Class A Common Stock underlying warrants that are currently exercisable) and 648,326 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company—NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.

(14)

Includes shares held directly by McLarty Capital Partners SBIC, L.P. (“McLarty Capital Partners”). The general partner of McLarty Capital Partners is McLarty Capital Partners SBIC, LLC. The business address of McLarty Capital Partners is c/o The Firmament Group, 1 Rockefeller Plaza Suite 1203, New York, NY 10020.

(15)

Includes shares held directly by Verus Equity Holding Company LLC (“Verus Equity Holding”) and Verus Note Holding Company LLC (“Verus Note Holding”). Verus Equity Holding holds 992,461 shares of Class B Common Stock. Verus Note Holding holds 1,276,588 shares of Class B Common Stock. Richardson M. Roberts is the managing member of each of Verus Equity Holding and Verus Note Holding. The business address of Mr. Roberts is 1569 Mallory Lane Building 200, Brentwood, TN 37027.

(16)

Includes shares held directly by investment funds for which BlueMountain Capital Management, LLC is the investment manager. The business address of BlueMountain Capital Management, LLC is 280 Park Avenue, 12th Floor, New York NY 10017.

SOLICITATION OF PROXIES

We will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such reports filed with the SEC, and written representations from directors and executive officers that all Section 16(a) reports required to be filed for such persons had been filed, we believe that no director, officer or beneficial owners of more than 10% of our total outstanding shares of Class A Common Stock failed to file the reports required by Section 16(a) of the Exchange Act on a timely basis during the fiscal year ended December 31, 2019, except that Everest Hill Group Inc. was late in filing a Form 3 reporting its status as a beneficial owner of more than 10% of our total outstanding shares of Class A Common Stock.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of the Notice, this proxy statement or our Annual Report on Form 10‑K to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of proxy materials at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly deliver such additional sets of proxy materials to stockholders who so request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of proxy materials, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at (i) (610) 630‑6357 or (ii) at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a‑8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our annual meeting of stockholders to be held in 2021, we must receive the proposal at our principal executive offices at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary not later than December 30, 2020. In addition, a director nomination or a stockholder proposal of other business for consideration at our 2021 annual meeting that is not intended for inclusion in our proxy statement under Rule 14a‑8 may be brought before our 2021 annual meeting so long as we receive information and notice of the nomination or proposal in compliance with the requirements set forth in our bylaws at our principal executive offices, not later than March 27, 2021 nor earlier than February 25, 2021;  provided, however, that in the event that the date of the 2021 annual meeting is more than 30 days before or more than 70 days after June 25, 2021, such nomination proposal must be received at our principal executive offices not earlier than the close of business on the 120th day before the 2021 annual meeting and not later than (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made by the Company.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties wishing to communicate with the board of directors or with an individual board member concerning the Company may do so by writing to the board or to the particular board member and mailing the correspondence to our principal executive offices to the attention of our Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC on March 6, 2020, including the financial statements and the financial statement schedules contained in the Form 10‑K. Our Annual Report on Form 10‑K and our other filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor‑relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of this proxy statement. You may request a copy of the Annual Report on Form 10‑K or additional copies of this proxy statement at no cost in writing or by telephone at the following address and phone number:

AdaptHealth LLC

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA 19462

Attention: Secretary

Telephone: (610) 630‑6357

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF ADAPTHEALTH CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Luke McGee and Christopher Joyce (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the 2020 annual meeting (the “annual meeting”) of stockholders of AdaptHealth Corp. (the “Company”) to be held virtually at 10:30 a.m. Eastern time on July 9, 2020, and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

The proxy statement is available at http://www.adapthealth.com/investor-relations. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

ADAPTHEALTH CORP. – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.		Please mark vote as indicated in this ☒ example

Election of Directors – To elect three directors to our board of directors, each to serve as a Class I director for a term of three years expiring at the 2023 annual meeting of stockholders and until his successor is duly elected and qualified. The following persons have been nominated as Class I directors:

	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	FOR ALL EXCEPT (See instructions below) ☐

Nominees:

01 Richard Barasch

02 Luke McGee

03 Alan Quasha

To withhold authority to vote for any individual nominee(s), mark “For all Except” and write the number(s) of the nominees on the line below.

_________________________________________

Ratification of Appointment of KPMG LLP – To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:  , 2020

(Signature)

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partners, please sign in partnership name by an authorized person. A vote to abstain with respect to Proposal 2 will have the same effect as a vote AGAINST such Proposal. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the Class I director nominees and FOR Proposal 2. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.